                                                                     Exhibit 4.1



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                          SECURITIES PURCHASE AGREEMENT

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                                 by and between



                        CORPORACION DURANGO, S.A. DE C.V.



                                       and


                   OPERADORA OMEGA INTERNACIONAL, S.A. DE C.V.





                           dated as of October 7, 2002






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                                TABLE OF CONTENTS



ARTICLE I DEFINITIONS..........................................................1

         SECTION 1.1. Certain Defined Terms....................................1
         SECTION 1.2. Certain Rules of Construction............................5

ARTICLE II SALE AND PURCHASE...................................................5

         SECTION 2.1. Agreement to Purchase and Sell...........................5
         SECTION 2.2. Closing..................................................6
         SECTION 2.3. Purchase Price...........................................6
         SECTION 2.4. Closing Deliveries.......................................6
         SECTION 2.5. Transfer Taxes...........................................6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PURCHASER....................6

         SECTION 3.1. Organization of the Purchaser............................6
         SECTION 3.2. Corporate Power and Authority............................6
         SECTION 3.3. No Conflict..............................................7
         SECTION 3.4. Governmental Consents and Approvals......................7
         SECTION 3.5. Investment...............................................7
         SECTION 3.6. Brokers..................................................7

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER........................7

         SECTION 4.1. Organization of the Seller...............................7
         SECTION 4.2. Corporate Power and Authority............................7
         SECTION 4.3. Organization and Good Standing of the Company............8
         SECTION 4.4. Capitalization of the Company............................8
         SECTION 4.5. Title to the Securities..................................8
         SECTION 4.6. No Conflict. ............................................8
         SECTION 4.7. Subsidiaries and Equity Interests of the Company.........8
         SECTION 4.8. Governmental Consents and Approvals......................9
         SECTION 4.9. Brokers..................................................9
         SECTION 4.10. No Other Representations................................9

ARTICLE V CERTAIN AGREEMENTS OF THE PARTIES....................................9

         SECTION 5.1. Further Action by the Parties............................9
         SECTION 5.2. Publicity................................................9
         SECTION 5.3. Seller Option...........................................10
         SECTION 5.4. Use of Certain Trademarks and Corporate Names...........10
         SECTION 5.5. Termination of Tax Sharing Agreements...................10

ARTICLE VI CLOSING DELIVERIES.................................................11

         SECTION 6.1. Deliveries by the Seller................................11
         SECTION 6.2. Deliveries by the Purchaser.............................11

ARTICLE VII INDEMNIFICATION...................................................12

         SECTION 7.1. Survival................................................12
         SECTION 7.2. Indemnification Obligations of the Seller...............12
         SECTION 7.3. Indemnification Obligations of the Purchaser............12
         SECTION 7.4. Notice of Claim.........................................13
         SECTION 7.5. Defense.................................................13
         SECTION 7.6. Limitation of Losses....................................14
         SECTION 7.7. Exclusive Remedy........................................14

ARTICLE VIII MISCELLANEOUS....................................................14

         SECTION 8.1. Headings................................................15
         SECTION 8.2. Entire Agreement........................................15
         SECTION 8.3. Notices.................................................15
         SECTION 8.4. Governing Law; Jurisdiction; Waiver of Jury Trial.......16
         SECTION 8.5. Severability; Partial Invalidity........................17
         SECTION 8.6. Amendments; Waivers.....................................17
         SECTION 8.7. Counterparts; Facsimile Signatures......................17
         SECTION 8.8. Assignments and Permitted Transfers.....................17
         SECTION 8.9. Benefits Only to Parties................................17

                  THIS SECURITIES PURCHASE AGREEMENT, dated as of October 7, 2002, is entered into by and between Corporacion Durango, S.A. de C.V., a Mexican SOCIEDAD ANONIMA DE CAPITAL VARIABLE (the "SELLER"), and Operadora Omega Internacional, S.A. de C.V., a Mexican SOCIEDAD ANONIMA DE CAPITAL VARIABLE (the "PURCHASER" and, together with the Seller, the "PARTIES").


                              W I T N E S S E T H:
                               - - - - - - - - - -


                  WHEREAS, the Seller is (i) the owner of 1,000 issued and outstanding shares of common stock, no par value, of Durango Paper Company, a Delaware corporation (the "Company"), representing one hundred percent (100%) of the total issued and outstanding capital stock of the Company (the "Shares") and
(ii) the holder of certain promissory notes made by the Company, in the aggregate principal amount of $128,834,605.34 (the "Notes" and, together with the Shares, the "Securities"); and

                  WHEREAS, the Seller proposes to sell to the Purchaser, and the Purchaser proposes to purchase from the Seller, the Securities, in each case upon the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

                  SECTION 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                  "Affiliate" means, with respect to any Person, at any time,
(i) any other Person directly or indirectly controlling, controlled by, or under common control with such Person or (ii) any other Person owning more than 10% of the outstanding voting stock of such Person. A Person shall be deemed to "control" another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agreement" means this Securities Purchase Agreement, including any Exhibits, Schedules and Annexes hereto, as the same may be modified, supplemented or amended from time to time in accordance with the terms set forth herein.

                  "Business Day" means (i) with respect to the determination of the Interest Determination Date or any Interest Period, a day (other than a Saturday or Sunday) on which banks generally are open in London for the conduct of substantially all of their commercial lending activities and on which dealings in U.S. Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York and Mexico City, Mexico for the conduct of substantially all of their commercial lending activities.

                  "Closing" has the meaning set forth in Section 2.2.

                  "Closing Date" has the meaning set forth in Section 2.2.

                  "Company" has the meaning set forth in the Recitals.

                  "Contract" means, with respect to any Person, all contracts, agreements, warranties, guaranties, indentures, debentures, bonds, notes, instruments, options, deeds of trust, leases, mortgages, security agreements, easements, licenses, concessions, grants, commitments, undertakings or binding arrangements of any nature whatsoever, express or implied, written or oral, entered into or binding upon such Person or to which the property or assets of such Person may be subject.

                  "Exercise Notice" has the meaning set forth in Section 5.3(a).

                  "Governmental Authority" means any court or other tribunal, any authority, agency, board, body, bureau, commission or instrumentality of any government, or any other entity exercising legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing (whether pursuant to a guaranty, a FIANZA, an AVAL or otherwise) any obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

                  (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or

                  (b) entered into for purposes of assuring in any other manner the obligee of such obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

PROVIDED that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

                  "HG Estate Notes" means:

                  (a) that certain Promissory Note of Durango, dated May 28, 2002, in favor of HG Estate, LLC and St. Marys Railroad Corporation in the principal amount of US$29,998,062.26;

                  (b) that certain Note A of Durango, dated May 28, 2002, in favor of HG Estate, LLC in the principal amount of US$12,100,000.00; and

                  (c) that certain Note B of Durango, dated May 28, 2002, in favor of HG Estate, LLC in the principal amount of US$6,000,000.00.

                  "Indemnified Party" means a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable.

                  "Indemnifying Party" means (i) the Seller, with respect to Losses for which the Purchaser Indemnified Parties are entitled to indemnification under Section 7.2, or (ii) the Purchaser, with respect to Losses for which the Seller Indemnified Parties are entitled to indemnification under
Section 7.3, as applicable.

                  "Interest Determination Date" shall mean the second (2nd) Business Day prior to the commencement of any Interest Period.

                  "Interest Period" shall mean: (i) initially, the period commencing on the Closing Date and ending one (1) month after the Closing Date and (ii) thereafter, each subsequent period commencing on the last day of the next preceding Interest Period and ending one (1) month thereafter, PROVIDED that:

                  (a) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall expire on the immediately preceding Business Day;

                  (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, expire on the last Business Day of the calendar month which is the specified number of months after the commencement of such Interest Period; and

                  (c) any Interest Period that would otherwise extend beyond the Option Closing Date shall expire on the Option Closing Date.

                  "Law" means any federal, state, local or foreign law, statute, ordinance, regulation, rule, code, order, writ, judgment, injunction, decree, directive, stipulation, determination, award, requirement or other pronouncement having the effect of law, issued by or on behalf of any Governmental Authority.

                  "LIBOR" means the offered quotation to first-class banks in the London interbank market by Citibank, N.A. for U.S. Dollar deposits of amounts comparable to the Purchase Price with maturities comparable to the applicable Interest Period, determined as of 11:00 A.M. (London time) on the Interest Determination Date.

                  "Licensed Trademarks" means any trademarks, trademark applications, service marks, service mark applications, corporate names, trade names, trade dress and logos that incorporate the name "Durango".

                  "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, lease, third-party interest, lien (statutory or otherwise), charge, preference, priority or security agreement, any option, warrant, attachment or right of first refusal and any preemptive, conversion, put, call, claim or right or restriction on transfer (other than restrictions imposed by applicable Securities Laws).

                  "Option" has the meaning set forth in Section 5.3(a).

                  "Option Closing Date" has the meaning set forth in Section 5.3(a).

                  "Option Price" has the meaning set forth in Section 5.3(a).

                  "Option Shares" has the meaning set forth in Section 5.3(c).

                  "Parties" has the meaning set forth in the Preamble.

                  "Person" means any individual, corporation, limited liability company, partnership, joint venture, firm, association, trust or any other business, organization or entity, or any Governmental Authority.

                  "Purchase Price" has the meaning set forth in Section 2.3.

                  "Purchaser" has the meaning set forth in the Preamble.

                  "Purchaser Indemnified Parties" has the meaning set forth in
Section 7.2.

                  "Seller" has the meaning set forth in the Preamble.

                  "Seller Indemnified Parties" has the meaning set forth in
Section 7.3.

                  "Securities Law" means any of (i) the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time; (ii) the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time; (iii) any other U.S. federal or state securities Laws; and (iv) the securities Laws of any other country or jurisdiction.

                  "Shares" has the meaning set forth in the Recitals.

                  "Subsidiary" and "Subsidiaries" each have the meaning set forth in Section 4.7.

                  "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

                  "Tax Returns" means all returns, claims for refund, declarations, reports, information returns and statements relating to Taxes, including any schedules or attachments thereto and supporting records.

                  "U.S. Dollars" and "U.S.$" each means the lawful currency of the United States of America.

                  SECTION 1.2. Certain Rules of Construction.

                  (a) Any term defined herein in the singular form shall have a comparable meaning when used in the plural form, and vice versa.

                  (b) When used herein, the words "hereof," "herein" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to the Preamble, Recitals, Articles or Sections shall refer respectively to the Preamble, Recitals, Articles or Sections of this Agreement, unless otherwise expressly provided.

                  (c) When used herein, the terms "include," "includes," and "including" are not limiting.

                  (d) Unless the context requires otherwise, derivative forms of any term defined herein shall have a comparable meaning to that of such term.

                  (e) When a Party's consent is required hereunder, such Party's consent may be granted or withheld in such Party's sole discretion, unless otherwise specified.

                                   ARTICLE II

                                SALE AND PURCHASE

                  SECTION 2.1. Agreement to Purchase and Sell. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller will sell, assign, endorse, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Seller, all right, title and interest of the Seller in the Securities, free and clear of all Liens.

                  SECTION 2.2. Closing. Upon the terms and subject to the conditions of this Agreement, the transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of White & Case LLP, 200 South Biscayne Boulevard, Miami, Florida, United States, at 10:00 a.m., Miami time, on the date hereof, or at such other place or at such other time or on such other date as the Purchaser and the Seller may mutually agree (the day on which the Closing takes place being the "Closing Date").

                  SECTION 2.3. Purchase Price. The aggregate amount of cash (such amount referred to as the "Purchase Price") to be paid by the Purchaser to the Seller at the Closing shall be equal to an aggregate amount of U.S.$100,000, to be allocated among the Shares and the Notes as the parties may mutually agree. The Purchase Price shall be paid on the Closing Date to the Seller by wire transfer of immediately available U.S. Dollars in accordance with the wire instructions set forth on Annex A.

                  SECTION 2.4. Closing Deliveries. At the Closing, the Purchaser and the Seller shall each deliver or cause to be delivered each of the items required to be delivered by them as set forth in Article VI.

                  SECTION 2.5. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees payable in connection with the sale and transfer of the Securities to the Purchaser shall be paid by the Seller when due, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as of the Closing Date as follows:

                  SECTION 3.1. Organization of the Purchaser. The Purchaser is a SOCIEDAD ANONIMA DE CAPITAL VARIABLE duly formed and validly existing under the laws of Mexico and has all requisite corporate power and authority to own, operate or lease its properties and assets and to carry on its business as it has been and is currently conducted and to perform all of its obligations.

                  SECTION 3.2. Corporate Power and Authority. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated herein have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and, assuming the due execution and delivery hereof by the Seller, constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

                  SECTION 3.3. No Conflict. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated herein does not and will not (i) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien on any of the assets or properties of the Purchaser, or result in any imposition or acceleration of any payment, time of payment, vesting or increase in the amount of compensation or benefit payable, pursuant to any Contract, (ii) violate or conflict with any Law applicable to the Purchaser or any of its assets or properties or any other restriction of any kind or character to which the Purchaser or any of its assets or properties is subject or (iii) conflict with or violate any provision of the organizational documents of the Purchaser.

                  SECTION 3.4. Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated herein do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority.

                  SECTION 3.5. Investment. The Purchaser is acquiring the Securities for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof.

                  SECTION 3.6. Brokers. No broker, finder or investment bank is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser for which the Seller will be responsible.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

                  As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser as of the Closing Date as follows:

                  SECTION 4.1. Organization of the Seller. The Seller is a SOCIEDAD ANONIMA DE CAPITAL VARIABLE duly formed and validly existing under the laws of Mexico and has all requisite corporate power and authority to own, operate or lease its properties and assets and to carry on its business as it has been and is currently conducted and to perform all of its obligations.

                  SECTION 4.2. Corporate Power and Authority. The execution and delivery by the Seller of this Agreement, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated herein have been duly authorized by all requisite action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, and, assuming the due execution and delivery by each of the other parties thereto, constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms.

                  SECTION 4.3. Organization and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.

                  SECTION 4.4. Capitalization of the Company. The authorized capital stock of the Company consists of 3,000 shares of common stock, no par value. The Shares represent one hundred percent (100%) of the total issued and outstanding capital stock of the Company and are duly authorized, validly issued, fully subscribed to and paid for and non-assessable, and are free and clear of any Liens. There are no options, warrants, convertible securities, treasury securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized relating to the issued or unissued capital stock or ownership interests of the Company obligating it to issue or sell any shares of capital stock or ownership interests of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company. There are no outstanding contractual obligations to repurchase, redeem or otherwise acquire any shares of capital stock or equity interests in the Company or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

                  SECTION 4.5. Title to the Securities. Immediately prior to the Closing, the Seller is the sole beneficial owner of the Securities. At Closing, the Seller will convey good and marketable title to the Securities, free and clear of all Liens.

                  SECTION 4.6. No Conflict. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated herein does not and will not (a) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien on any of the assets or properties of the Seller, or result in any imposition or acceleration of any payment, time of payment, vesting or increase in the amount of compensation or benefit payable, pursuant to any Contract of the Seller, (b) violate or conflict with any Law applicable to the Seller or any of its assets or properties or any other restriction of any kind or character to which the Seller or any of its assets or properties is subject or (c) conflict with or violate any provision of the organizational documents of the Seller.

                  SECTION 4.7. Subsidiaries and Equity Interests of the Company.
Schedule 4.7 sets forth a true and complete list of all direct or indirect subsidiaries of the Company (each individually, a "Subsidiary" and, collectively, the "Subsidiaries"). There are no other corporations, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. All of the issued and outstanding shares of capital stock of the Subsidiaries have been duly authorized, validly issued, fully subscribed to and paid for and non-assessable, and are free and clear of any Liens. There are no options, warrants, convertible securities, treasury securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized relating to the issued or unissued capital stock or ownership interests of any Subsidiary obligating such Subsidiary to issue or sell any shares of capital stock or ownership interests of, or options, warrants, convertible securities, subscriptions or other equity interests in, such Subsidiary.

                  SECTION 4.8. Governmental Consents and Approvals. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated herein do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority.

                  SECTION 4.9. Brokers. No broker, finder or investment bank is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller for which the Purchaser will be responsible.

                  SECTION 4.10. No Other Representations. Except for the representations and warranties contained in this Article IV, the Seller does not make any express or implied representation or warranty, and the Seller disclaims any such representation or warranty, whether by the Seller, the Company or any of their respective officers, directors, employees, agents or representatives or any other Person, with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the business or assets of the Company, notwithstanding the delivery or disclosure to the Purchaser, any of its officers, directors, employees, agents or representatives or any other Person of any documentation or other information with respect to the foregoing. The Purchaser hereby acknowledges and agrees that, except as set forth in Article IV, the Purchaser is purchasing the Securities on an "As-Is" and "Where-Is" basis.

                                   ARTICLE V

                        CERTAIN AGREEMENTS OF THE PARTIES

                  SECTION 5.1. Further Action by the Parties. On and after the date hereof, each Party shall take such other actions and execute such other documents as are necessary or desirable to carry out the intent and purpose of this Agreement.

                  SECTION 5.2. Publicity. None of the Parties will release, generate or permit any press release, public statement or other publicity concerning this Agreement or the transactions contemplated herein nor submit this Agreement or any document relating thereto to any Governmental Authority, without first consulting with and obtaining the written consent of the other Party, except to the extent required by Law.

                  SECTION 5.3. Seller Option.

                  (a) The Purchaser hereby grants to the Seller the irrevocable right, but not the obligation (the "Option"), to purchase, at any time after the date hereof and on or prior to the tenth anniversary of the date hereof, all, but not less than all, of the issued and outstanding shares of capital stock of the Company (the "Option Shares") and the Notes, at an aggregate exercise price (the "Option Price") equal to the Purchase Price plus interest accruing at a rate equal to LIBOR plus four percent (4%). The Seller may exercise the Option by giving the Purchaser at least five (5) Business Day's prior written notice (the "Exercise Notice").

                  (b) On the closing date of the exercise of the Option (the "Option Closing Date"): (i) the Purchaser shall deliver to the Seller the Option Shares and the Notes, free and clear of all Liens, by delivery of appropriate transfer documents, duly endorsed in favor of the Seller, and with all required transfer tax and other revenue stamps, acquired at the Purchaser's expense, affixed; and (ii) the Seller shall deliver to the Purchaser in exchange therefor the Option Price in cash, payable by wire transfer of immediately available U.S. Dollars in accordance with wire instructions set forth in the Exercise Notice.

                  (c) The Purchaser shall not at any time prior to the Option Closing Date (i) sell, or enter into any agreement (other than this Agreement) to sell, any of the Option Shares or shares of capital stock of any Subsidiary or the Notes, (ii) subject any of the Option Shares or shares of capital stock of any Subsidiary or the Notes to any Liens (other than Liens imposed by this Agreement) or (iii) sell any assets of the Company or any Subsidiary, other than inventory sold in the ordinary course of business or pursuant to existing commitments or in amounts that are not material.

                  SECTION 5.4. Use of Certain Trademarks and Corporate Names. After the Closing Date, the Purchaser shall not, and shall cause each of the Company, the Subsidiaries and their respective Affiliates not to, use any trade names, corporate names, trademarks, service marks, trade dress, and logos, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, which incorporate the Licensed Trademarks or any derivation in whole or in part thereof, individually or in combination, in any way. The Purchaser will, within one week following the Closing Date, change the corporate names of the Company and each of the Subsidiaries that incorporate the name "Durango" to another corporate name that does not incorporate the name "Durango".

                  SECTION 5.5. Termination of Tax Sharing Agreements. Any tax sharing agreement between the Seller, on the one hand, and any of the Company and any of its subsidiaries, on the other hand, is hereby terminated and will have no further effect for any taxable year (whether the current year, a future year or a past year).

                                   ARTICLE VI

                               CLOSING DELIVERIES

                  SECTION 6.1. Deliveries by the Seller. On or prior to the Closing Date, the Seller shall deliver, or cause to be delivered, to the Purchaser, in form and substance reasonably satisfactory to the Purchaser, the following:

                  (a) Stock certificates or other evidence of ownership representing the Shares, duly endorsed in favor of the Purchaser, or accompanied by stock powers duly executed in favor of the Purchaser, and with all required stock transfer tax and other revenue stamps, acquired at the Seller's expense, affixed;

                  (b) The Notes, duly endorsed in favor of the Purchaser, and with all required transfer taxes and other stamps, acquired at the Seller's expense, affixed;

                  (c) A certificate duly executed by the Chief Financial Officer of the Seller, in the form of Exhibit 6.1(b) hereto, dated as of the Closing Date, certifying the accuracy of the Seller's representations and warranties set forth in Article IV hereunder and that the Seller has performed and complied with all agreements, covenants and agreements required hereunder;

                  (d) A certificate duly executed by the Secretary of the Seller, in the form of Exhibit 6.1(c) hereto, dated as of the Closing Date, as to the ESTATUTOS of the Seller, the resolutions adopted by the Board of Directors of the Seller in connection with this Agreement and the incumbency of certain officers of the Seller; and

                  (e) An Assignment of Claims, in the form of Exhibit 6.1(d) hereto, dated as of the Closing Date, duly executed by the Company in favor of the Seller assigning any and all claims of the Company against HG Estate, LLC, St. Marys Railroad Corporation and W.O. Corporation arising under the Stock Purchase Agreement, dated as of December 9, 1999, among HG Estate, LLC, St. Marys Railroad Corporation, W.O. Corporation and the Company to the Seller.

                  SECTION 6.2. Deliveries by the Purchaser. On or prior to the Closing Date, the Purchaser shall deliver, or cause to be delivered, to the Seller, in form and substance reasonably satisfactory to the Seller, the following:

                  (a) The Purchase Price;

                  (b) A certificate duly executed by the Chief Operating Officer of the Purchaser, in the form of Exhibit 6.2(b) hereto, dated as of the Closing Date, certifying the accuracy of the Purchaser's representations and warranties set forth in Article III hereunder and that the Purchaser has performed and complied with all agreements, covenants and agreements required hereunder; and

                  (c) A certificate duly executed by the Secretary of the Purchaser, in the form of Exhibit 6.2(c) hereto, dated as of the Closing Date, as to the ESTATUTOS of the Purchaser, the resolutions adopted by the Board of Directors of the Purchaser in connection with this Agreement and the incumbency of certain officers of the Purchaser.

                                   ARTICLE VII

                                 INDEMNIFICATION

                  SECTION 7.1. Survival. The representations and warranties contained in this Agreement shall survive the Closing until the first anniversary of the Closing Date and shall thereupon expire together with any right to indemnification in respect thereof; PROVIDED, HOWEVER, that the representations and warranties of the Purchase set forth in Sections 3.1 and 3.2 and the representations and warranties of the Seller set forth in Sections 4.1, 4.2, 4.3 and 4.5 shall not be extinguished, but shall survive and continue in full force and effect.

                  SECTION 7.2. Indemnification Obligations of the Seller. The Seller will indemnify, defend and hold harmless the Purchaser, the Company, their Affiliates, and their respective successors or assigns and officers, directors, employees, agents and representatives (other than any Person who is obligated to indemnify any Purchaser Indemnified Party in this Agreement in his, her or its capacity as a Seller) (collectively, the "Purchaser Indemnified Parties") from and against any and all claims, liabilities, obligations, losses, costs (including court costs), expenses (including costs of investigation and defense and attorneys', accountants' and experts' fees and expenses), increases in insurance premiums or retroactive premium adjustments, penalties, fines, judgments and damages suffered or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) (collectively "Losses") by the Purchaser Indemnified Parties as a result of:

                  (a) any breach or inaccuracy of any representation or warranty made by the Seller in this Agreement;

                  (b) any breach of any covenant, agreement or undertaking made by the Seller in this Agreement; or

                  (c) any Taxes in connection with the transfer of the Securities to the Purchaser pursuant to this Agreement.

                  SECTION 7.3. Indemnification Obligations of the Purchaser. The Purchaser will indemnify and hold harmless the Seller and its Affiliates, and their respective successors or assigns and officers, directors, employees, agents and representatives (the "Seller Indemnified Parties") from and against any and all Losses as a result of:

                  (a) any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement;

                  (b) any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement;

                  (c) the conduct by the Company or any of its Subsidiaries of their respective businesses after the Closing Date;

                  (d) any amounts paid by the Seller under any Guarantee by the Seller existing on the Closing Date of any obligation of the Company or any of the Subsidiaries; or

                  (e) any amount paid by the Seller pursuant to any of the HG Estate Notes.

                  SECTION 7.4. Notice of Claim. The Indemnified Party shall promptly notify the Indemnifying Party of any claim with respect to which such Indemnified Party may be entitled to receive payment from the Indemnifying Party for any Losses, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom; PROVIDED that any delay in notifying the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement only if, and only to the extent that, such delay actually prejudices the rights, remedies or defenses otherwise available to it with respect to such claim. The Indemnified Party shall provide to the Indemnifying Party, as promptly as practicable after giving notice of such claim, information and documentation reasonably requested by the Indemnifying Party to support and verify the claim asserted, unless the Indemnified Party has been advised by counsel that there are no reasonable grounds to assert a joint defense privilege with respect to such information and documentation.

                  SECTION 7.5. Defense.


                  (a) If the facts pertaining to a Loss arise out of the claim of any third party, or if there is any claim against a third party available by virtue of the circumstances of the Loss, the Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to elect to assume the defense of, or take full responsibility for, such audit, investigation, action, claim or proceeding, including the employment of counsel or accountants, in each case reasonably satisfactory to the Indemnified Party, and the payment of the fees and disbursements of such counsel. If the Indemnifying Party declines or fails to assume the defense of, or take full responsibility for, the audit, investigation, action, claim or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within ten (10) Business Days following receipt by the Indemnifying Party of notice of the claim, then the Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action, claim or proceeding and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred. In any audit, investigation, action, claim or proceeding for which the Indemnifying Party has assumed the defense, the Indemnified Party shall have the right to participate in such matter and to retain its own counsel at the Indemnified Party's own expense (except that the Indemnifying Party shall be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest). The Indemnifying Party shall at all times use reasonable efforts to inform the Indemnified Party of the status of the defense of any matter the defense of which the Indemnifying Party has assumed and to cooperate in good faith with the Indemnified Party with respect to the defense of any such matter.

                  (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent, which shall not be unreasonably delayed or withheld, of the Indemnifying Party. No Indemnifying Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent, which shall not be unreasonably delayed or withheld, of the Indemnified Party, unless such settlement, compromise or consent (A) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of such claim, and (B) does not impose an injunction or other equitable relief upon the Indemnified Party.

                  (c) Whether or not the Indemnifying Party chooses to defend a claim, all Parties shall cooperate in the defense thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. The Indemnifying Party shall be subrogated to all rights and remedies of the Indemnified Party.

                  SECTION 7.6. Limitation of Losses.


                  (a) The indemnification obligations set forth in this Agreement, including in this Article VII, shall be limited to indemnification for actual damages suffered and shall not include loss of profit, incidental, consequential, special, punitive or indirect damages; PROVIDED, HOWEVER, that any such loss of profit damages recovered by a third party against a party entitled to indemnity under this Agreement shall be included in the damages recoverable pursuant to the indemnities herein.

                  (b) The payment of all indemnifications under Section 7.2 and payment of all claims made by the Purchaser Indemnified Parties for indemnification hereunder, for whatever reason, shall be limited to, and shall not exceed an amount equal to the Purchase Price.

                  (c) No Party shall be entitled to indemnification under this
Article VII (i) to the extent, if any, that any Losses result from a failure on the part of any Indemnified Party to exercise good faith in not jeopardizing or prejudicing the interests of the Indemnifying Party or otherwise arises out of any action taken or omitted to be taken by an Indemnified Party or (ii) unless and until all rights and remedies of an Indemnified Party or its Affiliates (including after the Closing Date the Company, in the case of a Purchaser Indemnified Party) under any insurance policy or any other obligation of indemnification in its favor shall have first been exhausted.

                  SECTION 7.7. Exclusive Remedy. The indemnification provided in this Article VII shall constitute the exclusive remedy with respect to any dispute arising out of or related to this Agreement or any Loss which any Party may suffer, sustain or become subject to, as a result of or relating to this Agreement and the transactions contemplated hereby.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  SECTION 8.1. Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

                  SECTION 8.2. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

                  SECTION 8.3. Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation is received if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (b) if given by certified or registered mail, return receipt requested, postage prepaid, when received and (c) if given by courier or other means, when received or personally delivered, and, in any such case, addressed as set forth below (or as otherwise provided by prior notice to each other Party):

                  if to the Purchaser to:

                  Operadora Omega Internacional, S.A. de C.V.
                  Homero 1425
                  Suite 1102
                  Col. Morales Polanco
                  Mexico D.F., Mexico 11560
                  Attention: Martin Rincon
                  Facsimile: +011-52 (555) 557-0399
                  Telephone: +011-52 (555) 557-0080

                  if to the Seller to:

                  Corporacion Durango, S.A. de C.V.
                  Torre Corporativa Durango
                  Potasio 150
                  Cuidad Industrial
                  Durango, Durango, Mexico 34220
                  Attention:  Mayela Rincon de Velasco
                  Facsimile:  011-52 (618) 814-0048
                  Telephone:  011-52 (618) 814-1658
                  with a copy to:

                  White & Case LLP
                  First Union Financial Center
                  200 South Biscayne Boulevard
                  Suite 4900
                  Miami, Florida 33131-2352
                  Attention:  Emilio Alvarez-Farre
                  Facsimile:  (305) 358-5744
                  Telephone:  (305) 371-2700

                  SECTION 8.4. Governing Law; Jurisdiction; Waiver of Jury
Trial.


                  (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE SELLER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS DURANGO MCKINLEY PAPER COMPANY WITH OFFICES ON THE DATE HEREOF AT 5605 NORTH MACARTHUR BLVD., SUITE 360, IRVING, TEXAS 75038, ATTENTION: PRUDENCIO CALDERON, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. THE PURCHASER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS DURANGO PAPER COMPANY WITH OFFICES ON THE DATE HEREOF AT 1000 OSBORNE STREET, ST. MARYS, GEORGIA 31558, ATTENTION: HERB BAEZ, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. EACH PARTY COVENANTS AND AGREES THAT IT SHALL TAKE ANY AND ALL REASONABLE ACTION, INCLUDING THE EXECUTION AND FILING OF ANY AND ALL DOCUMENTS THAT MAY BE NECESSARY TO CONTINUE ITS FOREGOING DESIGNATION AND APPOINTMENT IN FULL FORCE AND EFFECT AND TO CAUSE ITS AGENT FOR SERVICE OF PROCESS TO CONTINUE TO ACT IN SUCH CAPACITY. IF FOR ANY REASON ITS DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH PARTY AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE OTHER PARTY. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE OTHER PARTY IN ANY OTHER JURISDICTION.

                  (b) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

                  SECTION 8.5. Severability; Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by Law. Wherever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

                  SECTION 8.6. Amendments; Waivers.


                  (a) No failure or delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof except as explicitly provided herein, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                  (b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

                  SECTION 8.7. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be one and the same instrument. This Agreement may be delivered by facsimile and signatures on any facsimile of this Agreement shall be valid and binding as an original signature. Each Party agrees that if its signature is delivered by facsimile, an original signature page of such Party shall subsequently be delivered to the other Party.

                  SECTION 8.8. Assignments and Permitted Transfers.

                  (a) This Agreement shall be binding upon and inure to the benefit of the Purchaser and the Seller and their respective successors and permitted assigns.

                  (b) This Agreement may not be assigned by either Party without the prior written consent of the other Party.

                  SECTION 8.9. Benefits Only to Parties. Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be and are for the sole and exclusive benefit of the Parties and their respective successors and assigns, and are for the benefit of no other Person.

                            [SIGNATURES ON NEXT PAGE]

                  IN WITNESS WHEREOF, the Seller and the Purchaser have executed, or caused this Agreement to be duly executed by their respective authorized officers, as of the day and year first above written.

                                             OPERADORA OMEGA INTERNACIONAL, S.A.
                                             DE C.V.



                                             By: /s/ Martin Rincon
                                                 -------------------------------
                                                 Name: Martin Rincon
                                                 Title: Chief Operating Officer



                                             CORPORACION DURANGO, S.A. DE C.V.



                                             By: /s/ Mayela Rincon de Velasco
                                                 -------------------------------
                                                 Name: Mayela Rincon de Velasco
                                                 Title: Chief Financial Officer

                                                                    SCHEDULE 4.7

                           Subsidiaries of the Company


Durango Georgia Paper Company
Durango Georgia Receivables Company
Durango Georgia Converting Corporation
Durango Georgia Converting, LLC
St. Marys Railroad, LLC

                                                                         ANNEX A

                           Wire Transfer Instructions


Bank Name:
Account Name:
Account Number:
ABA Number:
Account Holder:
Reference:
Attn: